CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com	CLIENT: CONTACT:	EXHIBIT 99 WILSHIRE STATE BANK Brian E. Cho, EVP & CFO 213.387.3200 www.wilshirebank.com
NEWS RELEASE

WILSHIRE BANCORP DECLARES CASH DIVIDEND

LOS ANGELES, CA - February 23, 2006 - Wilshire Bancorp, Inc. (Nasdaq: WIBC) announced today that its Board of Directors has declared a cash dividend of $0.05 per common share. The dividend will be payable on or about April 14, 2006 to shareholders of record at the close of business on March 31, 2006.

“Last month we reported record earnings for the year 2005,” stated Soo Bong Min, President and CEO. “We have maintained some of the best performance ratios in the industry by growing profits, even as we have moved into new markets. Increasing our cash dividend is an excellent way to share that success with our shareholders.”

In January, Wilshire reported 2005 profits were up 43% over the previous year. Net income was $27.8 million, or $0.96 per share, compared to $19.5 million, or $0.68 per diluted share in 2004. Return on average equity was 27.2%, return on average assets was 1.92%, and the efficiency ratio was 40.2%, all improvements over the preceding year.

Wilshire Bancorp and its Wilshire State Bank subsidiary have received significant accolades for growth, performance and profitability. In January 2006, US Banker magazine named Wilshire Bancorp third in its All-Star Lineup - The Top 20 Banks of 2006, based on year-over-year return on equity. In September 2005, Fortune named Wilshire the 79th fastest growing public company in the nation. A month earlier, U.S. Banker ranked Wilshire seventh on its list of the Top 100 Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on their three-year ROE. In addition, Sandler O’Neill identified Wilshire as one of its Bank and Thrift Sm-All Stars in 2004 and 2005, among just 38 companies out of 573 with market capitalizations below $2 billion.

Headquartered in Los Angeles, Wilshire State Bank operates 16 branch offices in California and Texas and nine Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio, Las Vegas, Houston, Atlanta, Denver and New York, and is an SBA preferred lender at all of its office locations. The Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

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NOTE: Transmitted on Business Wire at 3:30 am PST on February 23, 2006.